Exhibit 99.1

VIAVID
communications simplified.

WidePoint Corporation

2017 Second Quarter Financial Results Conference Call

August 15, 2017

C O R P O R A T E  P A R T I C I P A N T S

Brett Maas, Hayden IR, LLC

Jin Kang, Chief Executive Officer, President & Director

Jason Holloway, Chief Sales & Marketing Officer and Executive VP

James T. McCubbin, Chief Financial Officer, EVP, Treasurer and Secretary

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Michael Crawford, B. Riley & Co.

James Kennedy, Marathon Capital Management

J. R. Cohen, Private Investor

Samuel Donaldson, Private Investor

P R E S E N T A T I O N

Operator:

Good day, everyone, and welcome to the WidePoint Corporation 2017 Second Quarter Financial Results Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Brett Maas of Hayden IR. Please go ahead, sir.

Brett Maas:

Thank you. Good afternoon to all participants on WidePoint's 2017 Second Quarter Financial Results Conference Call. With me today are WidePoint CEO, Jin Kang; Jason Holloway, the Company's Chief Sales and Marketing Officer and CEO of Cybersecurity subsidiary; and Chief Financial Officer, Jim McCubbin. Jin will provide an overview of the quarter's recent developments and accomplishments. Jason will provide a sales and marketing update, and Jim will provide a financial overview and outlook. Then we will open the call to questions from analysts and institutional Shareholders.

Before I turn the call over to Jin, I'd like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans and anticipates, predicts, forecasts and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor section of WidePoint's annual report, Form 10-K; quarterly reports on Form 10-Q; and other SEC filings in the Company's press releases.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect any events or circumstances that may arise after this conference call, except as required by law.

I'd now like to turn the call over to WidePoint's CEO, Jin Kang, for opening remarks. Jin?

Jin Kang:

Thank you, Brett, and good afternoon to all of you that are joining us here today. First, I would like to introduce myself to you all. As many of you already know, I was WidePoint's Chief Operations Officer prior to being appointed as CEO. I have been with WidePoint since the acquisition of my company, iSYS, LLC back in 2008. I want to thank the WidePoint's Board of Directors for the opportunity to serve as WidePoint's CEO. I'm looking forward to working with all of the WidePoint stakeholders. I'm excited to take the helm and the opportunity to make of our Company a more vibrant, growing and profitable organization.

At this time, all of us at WidePoint would like to welcome to our Board of Directors, Mr. Alan Howe and Mr. Philip Richter. Alan is the Managing Partner of Broadband Initiatives, and Philip is the President and Co-Founder of Hollow Brook Wealth Management. Together, they bring to our Board added reach, knowledge and outside perspectives.

We'd also want to thank Nokomis Capital for the introduction to both Mr. Howe and Mr. Richter. In July, we came to an agreement with Nokomis Capital, and we look forward to their continued support and assistance as we all work together to enhance value for all of WidePoint's stakeholders.

Now moving on to the state of our business. Given my 10-year knowledge of our organization, our customers and our team, we were able to move swiftly to address certain critical issues to ensure that WidePoint can turn the corner to operational profitability in the second half of 2017.

WidePoint has a strong technological foundation, a solid customer base of leading organizations, a respected presence in key growth markets and a talented and committed team. In the second quarter, we started the process of eliminating non-value-added activities, consolidating platforms, cross-utilizing operational personnel, and taking a number of other corrective actions to improve our profitability and gain operational efficiencies. To accomplish that goal, we immediately set into motion several new efforts to build upon the initial cost saving plans that the Company had started in June of 2017. We accelerated those efforts in July, beyond their original cost savings plans, allowing us to more quickly streamline our organization, reduce and consolidate our staff and reevaluate our staff's roles and responsibilities.

While it will take a few quarters to reach positive net income, those cost saving efforts have continued in the third quarter. As a result of those actions that we took in July, we should minimally achieve positive Adjusted EBITDA by the end of third quarter on a run-rate basis and achieve positive Adjusted EBITDA for the fourth quarter of 2017. We estimate that after making our expense reductions while balancing the operational requirements and needs of the organization, we will enter 2018 with a more streamlined and profitable business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

At this time, we are estimating that our expense reduction will total more than $3.3 million annualized. We estimate that as we enter 2018, we will not experience a material reduction in revenues as a result of these expense reductions. We also believe that we will experience both improvements in our gross margins and operational profitability in both the third and the fourth quarters of 2017. Jim will provide additional detail in his prepared remarks.

That said, our cost savings and streamlining initiatives are just the start of our efforts to ensure ongoing operational profitability in the future. Our long-term goals are driven by our needs to strategically grow the Company so that we can establish a growth engine that can support investment in our technology solutions and allow us to expand new sales and marketing initiatives.

While we are pleased that we have stabilized our Company by taking the necessary cost-saving actions, it will take more than just cost-saving actions to reach our long-term goals. It is the actions that we are taking in our sales and marketing efforts and the improvements that we are making within our operational platforms that will truly differentiate us from our competitors and help us reach our long-term goals.

We want all of you to know that we acknowledge and recognize that this is why we are here as senior Management. We want to ensure all of you that we are focused on taking the necessary action to reach a state of recurring and sustainable profitability.

In Jason's prepared remarks, he will expand upon our recent successes in building our sales pipeline, creating new opportunities, and driving new and more productive partners that will ensure the establishment of sustainable growth and profitability.

But before we dive into those details, I would like to take a moment to frame this conversation and the high-level efforts that we have and are making, taking to achieve our corporate vision driven by mobility. Our vision is to combine our solution sets that we currently have within our Telecom Lifecycle Management, invoice presentment and analytics, and identity management capabilities into a solution set we refer to as Trusted Mobility Management or TM2.

We know that mobility is a key component among all three of our current solutions sets. The worlds of communication and technology are quickly converging, and we know mobility is one of the integral drivers of that convergence. Mobility has become a very complex and challenging problem for many large organizations as they grapple with issues of access, connectivity, security and usage from their employees, customers, partners and various regulatory authorities that continue to bombard them with an ever-growing set of new requirements and needs. It is, in many ways, a growing and difficult problem for organizations of all kinds, from commercial to government. It is a problem that does not discriminate. It is a problem that promotes fear of who to trust. It is a problem that takes time, money and expertise to solve.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Our vision is to offer a core set of mobile capabilities that we can grow and expand through internal development, acquisition and partnerships. Our historic strength in managing mobile devices and providing visibility into usage and analytics of mobile devices, and in offering secure access in a mobile world offers a prime starting place that many organizations don't have today. Our strength allows us to offer value propositions that our competitors cannot match.

We offer a value proposition that addresses the problem of who to fear and who to trust. We offer a value proposition that provides efficient and cost-effective solutions that save money by removing complexity. We offer a value proposition that provides visibility and clarity through the use of better analytics, that offers our users and their customers with ways to better understand how they are using their mobile devices of all kinds.

Our vision is to take on these core problems that are not going away and build and expand a set of unified solutions that offers a set of value propositions that large organizations need. That is why we have been reorganizing our capabilities into a more seamless and integrated solutions set. We believe it is key to solving the myriad of problems that our customers are dealing with as they grapple with the convergence of communications and technology.

Our next step is—in driving the Company towards this vision is through a unified set of Trusted Mobility Management solutions. We have already begun to migrate our customers from heterogeneous support platforms to our Intelligent Telecommunication Management platform or ITMS. We expect that all of our customer migrations will be completed as we exit 2017. This process will not only reduce our cost profile and improve our margins, but it will also help us provide a standardized platform that we can build upon and integrate with partners that have complementary products and solutions that can further enhance our value proposition for our customers.

I'm very excited about the future of WidePoint and where we are headed. We have stabilized the Company and put it on a solid footing. Our Management team has coalesced around the vision of our Trusted Mobility Management or our TM2 mission.

These achievements would not have been possible without our talented team of employees at WidePoint, and I want to take a moment to personally thank them all for their hard work and commitment.

Now I'd like to have Jason Holloway, our Chief Sales and Marketing Officer and CEO of our Cybersecurity subsidiary, to provide some additional information concerning the implementation of our TM2 vision and strategic growth objectives, along with some added information on our pipeline and future sales opportunities. Jason?

Jason Holloway:

Thank you, Jin, and good afternoon fellow Shareholders. I am pleased to have this opportunity to work closely with the team here at WidePoint in my expanded role as part of our senior Management group. As some of you may not know, I have been a Shareholder of the Company for the past six years, and I am definitely aligned with everyone in our desire to create and improve sustainable Shareholder value.

Building off Jin's comments, I'm happy to state that we have moved quickly and taken action with a heavy focus on reworking our partner relationships to drive growth while improving margins and profitability, actions that target our current customers with additional tools and capabilities that drive increased wallet share…action that puts a laser focus on promoting and expanding the value propositions that Jin discussed.

We are focused on expanding a set of value propositions that we have developed in our Intelligent Telecommunications Management System, or ITMS, platform for the marketplace, value propositions built around a set of unified solutions that can adapt, expand and help organizations better manage their mobile assets.

Our unified solutions help companies of all sizes and sectors manage their mobile assets in several ways, including: first, providing unified and streamlined management; second, offering tools to better measure and understand usage; third, providing solutions that optimize usage; and finally, solutions that deploy innovative and easy-to-use security measures.

As our customers evolve and the mobile ecosystem grows and becomes more complex, our solutions can expand and meet tomorrow's challenges. But first things first. Our short-term strategy is to drive growth and profitability while increasing our sales pipeline. To achieve this, we have put in place a variety of initiatives that include targeting competitors' customers with lower introductory pricing during renewal periods to garner increased market share; utilizing social media marketing enhancements to increase customer awareness of our solutions; highlighting superior product differentiators in our marketing materials and online presence, improving; expanding and targeting our current marketing efforts to identify new customers that could utilize our current solutions; improving our cross-selling of our solutions to our current customers; providing our larger customers with enhanced product opportunities; and improved pricing in an effort to increase their short-term purchasing activities, and utilizing various lead-production opportunities to drive an increased amount of pipeline while emphasizing higher-margin solutions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

We are reevaluating our investment in the marketing and development of products and services that require long time-frames and significant investment dollars with unknown or inadequately defined in-markets and customer demand. We have also put on hold all activities associated with Certificate-on-Device or COD as we await resolution of stalled policy issues. Instead, we have shifted our focus to selling our core capabilities and streamlining our operations while working with partners that have known customer demand and requirements that our present solutions can serve. We have a number of very good customers that have been with WidePoint for many years, and we have shifted our short-term sales approach to growing wallet share with those customers over prospecting for new customers.

In a short time, we have already witnessed success from this approach with several current customers. For example, a major airline, a financial institution, a major 401(k) management company, a major national fast food company and a major automotive company. In most cases, these customers have procured additional mobility services such as BYOD management, WiFi tablet management and multi-currency international management services, all higher-margin services that have been integrated into our ITMS platform.

As part of our strategic goals in both the short term and the long term, we believe that by consolidating and augmenting the services we offer through our ITMS platform, we can expand the options and solutions we offer our customers. We further believe this will lead to greater wallet share for WidePoint, but this is just the beginning and represents only some of our initial successes.

Next, as we expand our ITMS platform, we can drive down additional opportunities that will provide a growing platform of mobile-centric solutions in support of our strategic TM2 push. As we continue to develop our TM2 strategy, we believe that with the integration and expansion of mobile device management, mobile security management, mobile application management and various other offerings, we will build out a platform that will allow our customers to seamlessly adopt both new and yet-to-be-developed capabilities in the future.

We are also adding differentiators that enhance the security of our ITMS platform and other offerings to set us apart from the crowd. For example, we are currently undergoing our security certification and accreditation to receive an Authority to Operate, or ATO, certificate from the Department of Homeland Security. The Federal Information Security Management Act requires that federal government agencies have systems in place to assess and monitor the security risk of products. This ATO certificate provides assurances that there are no material or unmitigated flaws in our products or services that could compromise network data, and demonstrates that our products and services will not cause issues with other apps, equipment or cause unnecessary technical support problems.

Another capability that we are planning to pursue is becoming FedRAMP-certified, which stands for Federal Risk and Authorization Management Program. FedRAMP is a federal government-wide program that provides a standardized approach to security assessment, authorization and continuous monitoring for cloud products and services. This certification saves significant cost, time and resources for our customers. It enhances real-time security visibility. It enhances trustworthiness, reliability, consistency, and it increases the confidence in the security of the cloud solutions for large organizations.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Beyond these efforts, there are a number of other activities that we have accomplished and are excited about as we look towards the future. In July, we reexamined our credentialing and identity management offerings. After reviewing those offerings, and given the stalled policy issues surrounding our Certificate-on-Device solution, we decided to focus exclusively on providing and marketing our External Certificate Authority credentials, or ECA credentials, Personal Identity Verification credentials, or PIV-I credentials, and our combined ECA PIV-I credentials to the marketplace.

Given that we are one of only two Department of Defense providers for ECA credentials, one of six providers of PIV-I credentials, and the only provider for ECA PIV-I credentials, this limited-competitor landscape will allow us to gain market share by focusing on our unique capabilities while reallocating sales and marketing dollars to target this opportunity.

Coupling these efforts with streamlining in how customers order and the restructuring of customer agreements in our credentialing operations environment, we can reduce our cost and realize economies of scale while supporting our new pricing strategy that will grow credentialing revenues.

To further drive credentialing revenue growth, we have also recently launched a major search engine optimization project. Together with offering discounted introductory pricing and rolling out several new laser-focused marketing campaigns, coupled with our search engine optimization project, we will be able to grow our credentialing revenues and drive improved margins and profitability.

After a careful review of our partner relationships, we eliminated several nonperforming channel partners, and we reworked a number of channel partner agreements to improve performance through product and service training. As a result of these efforts, we are already seeing a dramatic increase in lead production, teamwork and a commitment to excellence. In addition, we have several new partners that have brought us into multiple new opportunities, including several energy companies, a major mobile carrier and a major airline, combined, represent several millions of dollars in contract opportunities. Further, we continued to add to an already healthy pipeline to deliver and drive revenue growth in 2018. In addition, we remain focused on the United States Coast Guard as we work through their RFP process, so hang in there, people.

Given all of this work, we know that we will have the opportunity to grow revenue as we embrace our TM2 strategic path.

With that, I'd like to now ask Jim McCubbin, WidePoint's CFO, to provide additional financial and operations review, information and outlook. Jim?

James T. McCubbin:

Thank you, Jason. That was a lot of detailed exceptional information. Hello, everyone. Today, in my remarks, I'm going to review with you our second quarter financial results and the actions we've taken to stabilize our financial position, and discuss our outlook for the second half of 2017.

For more specific details, please see our Form 10-Q filing which was filed yesterday with the Securities and Exchange Commission. Revenues for the three-month period ended June 30, 2017 were approximately $18.9 million, an increase of $1.3 million or 8% as compared to $17.5 million in 2016. The increase in revenues was driven by higher accessory sales, carrier services and reselling services, partially offset by lower credentialing services as compared to last year. Historically, we have witnessed higher revenues in the second half of our calendar year, and currently, we believe that we should continue to see that reoccur in 2017, especially given the recent actions that have been made by Management.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

However, given the changes we have recently adopted, as discussed by Jin and Jason, and while we believe that we should continue to see growth in our revenues, we do need to provide caution that we are also replacing some of our lower-margin reselling and consulting managed services with higher-margin credentialing and telecom revenues that could cause some fluctuations in our revenue outlook quarter-by-quarter. We also need to provide caution that our carrier services are outside of our control and may also vary quarter-to-quarter.

Gross profit for the three-month period ended June 30, 2017 was approximately $3.3 million or 17% of revenues as compared to $3.4 million or 19% of revenues in 2016. The slight decrease in gross profit was largely related to our lower ratio of higher-margin credentialing device and accessory sales as well as decreases in billable service arrangements as compared to the same period last year. We also witnessed approximately $200,000 in higher-margin credentialing services that we had anticipated being fully recognized in the second quarter of 2017 that was not and will instead be partially recognized in the third quarter of 2017, with the remainder being recognized over a 12-month period that would have improved gross profit in the second quarter if our revenue recognition had not changed.

Also as discussed by Jin and Jason, we did reduce operational expenses in July. Given those reductions, we estimate that our cost of revenues should rebound to historic levels and grow from there as we introduce new higher-margins work that should further improve our gross margins profile over time.

Sales and marketing expenses for the three-month period ended June 30, 2017 was approximately $0.6 million or 3% of revenues as compared to $0.7 million or 4% of revenues in 2016. As Jason has discussed, we have taken action to refocus our sales and marketing activities, drive pipeline growth, accelerate revenues and improve margins. Given these actions, we believe in the short-term, our sales and marketing expenses will remain about the same in absolute dollars and trend slightly higher on an absolute dollar level as we accelerate our sales and marketing plans in the future.

General and administrative expenses for the three-month period ended June 30, 2017 were approximately $3.8 million or 20% of revenues as compared to $3.4 million or 19% of revenues in 2016. Included in general and administrative expense for the three-month period ended June 30, 2017 was a gain on the sale of real estate assets held for sale of approximately $67,000, offset by a loss on disposal of the net book value leasehold improvements of approximately $177,000 that occurred when the Company relocated its operations from the Lewis Center facility to a larger facility in Columbus, Ohio.

General and administrative expense, excluding the one-time loss on the disposal described above, also increased primarily due to the cost of severance pay to our former Chief Executive Officer and exit cost related to our decision to streamline our operations and close two offices during the second quarter. We also estimate that our general and administrative expenses should continue to fall in the short term as certain cost-reduction initiatives, directed by our new CEO, are fully implemented during the remainder of fiscal 2017.

As we've discussed previously, we expect to see reductions in annualized operating expenses grow to more than $3.3 million in annualized savings as we enter 2018. These expense reductions include reductions in headcount of approximately 10% that will positively improve both operating and general expense areas and overhead associated with our plans to consolidate physical locations, consolidate help desk groups, as well as consolidating some other general accounting staff and administrative staff.

As of the end of July, we made most of those headcount reductions, with a small portion of headcount reductions still remaining to be made at the end of September, with the rest occurring at the end of December as we complete the conversion of our remaining telecom commercial customers to our ITMS platform.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Net loss as a result of accumulative factors noted above for the three-month period ended June 30, 2017 was approximately $1.3 million as compared to $0.9 million in the same period last year. Given the cost reductions and actions that we have discussed, we do estimate that we should see meaningful improvements in our net loss in the next quarter and in the second half as compared to our first half of 2017.

When we exclude certain noncash items, such as amortization and depreciation, and stock compensation expense, and exclude one-time factors related to the sale of our building and the severance costs related to the resignation of our former CEO, our Adjusted EBITDA loss for the second quarter of 2017 was approximately $0.4 million as compared to approximately $0.5 million in the second quarter of 2016. We estimate with the cost reductions we've made through July that we should minimally witness a run rate-Adjusted EBITDA as we exit the third quarter of 2017 and minimally realize a positive Adjusted EBITDA for the fourth quarter of 2017.

Now for a quick comment on liquidity, debt and access to our new credit facility for working capital purposes. Our net working capital was approximately $3.1 million. Again, given the corrective actions we have taken to-date, we estimate that our net working capital should start to once again improve as we realize the benefits from our recent cost-cutting efforts and the positive effects that our new sales and marketing initiatives should provide and improve margins and revenue growth.

As of June 30, 2017, we're also pleased to announce that we have paid down all of our both long-term and short-term bank debt. We also entered into a new credit facility with Access National Bank that provides us with access for up to $5 million in borrowings that, as of June 30, 2017, we have not needed to use.

In closing, given the cost reductions that we have made, coupled with the new credit facility that we have put into place, we estimate that we will have sufficient liquidity to carry out our near-term plans and goals.

With that, I'd like to turn it back to Jin.

Jin Kang:

Thank you, Jim, and thank you, Jason. At this time, I would like to open the call to questions. Operator, will you please open the call to questions?

Operator:

Ladies and gentlemen, the question-and-answer session will be conducted electronically. If you would like to ask a question today, you may do so by pressing star, one on your telephone keypad. If you are using a speakerphone, please release your mute function to allow your signal to reach our equipment. Once again, everyone, that is star, one, and we will pause for just a moment. Again, that is star, one.

Your first question will come from Mike Crawford with B. Riley & Co.

Michael Crawford:

Thank you. Can you try again to explain what it is with your consolidated TM2 offering that's different from your prior solution sets?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Jin Kang:

Good afternoon, Mike. This is Jin Kang. Thank you for that question. The consolidation of our business lines and solution lines is that, prior to the last couple of months, we have been operating as an organization and as a solution almost as separate business lines and stovepipes. What we have been able to do is we've been able to merge, not only our solution set, but really our teams so that we can all march toward a single goal. I think that’s the biggest difference that we have at this point. Does that answer your question?

Michael Crawford:

A little bit, Jin, thanks. DHS was a 61% customer in the quarter? What's the status of the IDIQ authorizing that?

Jin Kang:

Sure. The status of the IDIQ is we are completing our fourth year of our contract as of December 2017. We are going to be going into a recompete starting in December. We have captured pretty much all of the components within DHS with the exception of US Coast Guard and FEMA. As Jason has covered in his remarks, we are close—and I don't want to repeat Jason's remarks, but we are working with the Coast Guard and we are looking to close that this year. In terms of the BPA, we have captured approximately total revenues of $350 million, with the delegated procurement authority of $600 million. There's still room to grow the contract vehicle.

Michael Crawford:

Okay. Thank you. Then, Jason, in his comments was actually reading verbatim from some of the short-term strategy language in your 10-Q, and part of that includes a plan to pursue more promotional pricing. Can you just talk about how that is going to show up in the income statement, gross margin or duration of such pricing?

Jason Holloway:

Sure, Mike. This is Jason Holloway, and thank you for the question. Yes, the introductory pricing...that's going to happen on the credentialing side because as you heard in my prepared remarks, the competitor landscape is small. Now that I've worked with our Chief Security Officer within the cyber subsidiary group in order to make it efficient, I think we really have an opportunity now to go out into the market, really womp the competitors over the head, to be frank. I believe that certain prices have been set within the market for credentialing prices, and now that we have the efficiencies and the economies of scale that we've put into the group, I want to get very aggressive on that so that I can go out and capture a much larger share of that market. I believe that between this, as well as the Probaris intellectual property purchase that we did before, and bringing a lot of the stuff that we had in-house, that's really going to give us the capability to go out there and be super aggressive and effective.

Michael Crawford:

Okay. Thank you. Then, maybe for Jim, if I can just understand what you mean by positive EBITDA run rate? Do I take that to mean that after this latest round of expense reductions that occurred at the end of July, that you're operating in the EBITDA-positive fashion in August and September? At least, that's the expectation?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Jin Kang:

Yes, that is the expectation. What we're saying there is on an Adjusted EBITDA basis, we'll exit the third quarter as EBITDA-neutral or EBITDA-positive. I'm going to ask Jim McCubbin to add—tell us a little bit more about what we mean by Adjusted EBITDA. Jim?

James T. McCubbin:

Mike, we went deep and hard in July, so we won't get all the benefits realized over the complete quarter. But with the cuts that we made in August and September, we do believe we'll be minimally at that EBITDA neutrality point. While we said the word minimally is—the bigger question goes is in September, can we make up for it to get there completely for the entire quarter. We do know and estimate at this time, for the fourth quarter, we will clearly be there. We also have some minor remaining headcount that will go in the end of September as well as in the end of December that will continue to drive improvements to our operational profitability. If we couple that with additional wins, we believe that will just improve the scenario even further.

Michael Crawford:

Thank you. Just two more quick ones, if you don't mind. Okay, you said that you stopped Cert-on-Device development or investment due to “stalled policy issues”. What does stalled policy issues mean? Does this also extend to these other kinds of derived certs and other applications the Company's been toying around with?

Jason Holloway:

Great question, Mike. Jason Holloway, again. Yes—in regards to my comments of putting Certificate-on-Device on hold, it was due for multiple reasons. Derived certificate solution began with stalled issues. The government did not define accreditation testing requirements for two years after they created the policy. After the accreditation testing was defined, they now require a federal agency to justify its need for the solution. That makes it tough for us. A PKI provider cannot get approved to issue derived certificates without this sponsorship, so it's making it very difficult for everybody across the board. That's what we mean when we say stalled policy issues.

With regards to the derived space, the same policy issues are still there as it relates to the federal market. I'm sure everybody is wondering, "Well, what does that mean for Certificate-on-Device as it relates to the commercial space? What's happening there?" The lack of the third-party application certificate support is one of the main reasons. Third-party applications either did not support certificates or generate their own self-signed certificates. Unlike the federal space, there is no concept of a federated solution in the commercial space. People need to understand that we are still in its infancy and a definite chasm exists with early adopters. There are still a number of phones that lack the ability to detect crypto chips on external media.

For example, SD and microSD—we've had a lot of success with Android, but with iOS security architecture, in particular, it blocks certificates to the application that created and installed them, so there is no way to make certificates available for other applications. iOS does not allow key generation, or what we call provisioning, at the base level, or at the bottom, where Android does allow it. The iOS Secure Enclave prevents us, and not just us…everyone from key generation. Again this is a problem for anyone trying to work within this space. Hopefully that helps.

Michael Crawford:

Sure. Thank you. Then, just last one. Also, in the Q, I think it said in there that carrier services revenues were $10.9 million. But then, your managed services remainder of revenue, some of that—a smaller portion, I believe, are low-in-margin kind of resale. I wonder if you have an approx breakout of that number.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Jin Kang:

Jim, can you answer that?

James T. McCubbin:

Yes. Mike, it did get a bit smaller. We're talking approximately like $1 million or less in that very low margin reselling. As you know, we've been moving away from that and trying to replace it with higher margin work. I think as we go into the out-quarters, we'll be more successful with replacing that as well. One of my concerns on the outlook was just we're replacing one lower-margin set of work with a higher-margin set of work, but we're really focused on profitability and gross margin growth. That's what's more important to us. Even if our revenues don't grow as fast, we really are laser-focused on margin improvement and on bottom line improvement.

Jin Kang:

Just to add to that, Mike, is that as part of our TLM support services, it's our end goal to reduce the cost of telecom expenses for our customers. When you see the drop off in the carrier services, it's because we are effective at doing our jobs, but we are increasing the higher-margin revenues for the managed services.

Michael Crawford:

Okay. Great. Thank you very much.

Jin Kang:

Great. Thank you.

Operator:

Next, we'll hear from Jim Kennedy with Marathon Capital Management.

James Kennedy:

Jin, congratulations. Great to see you as CEO.

Jin Kang:

Thank you. Thank you, kind sir.

James Kennedy:

I'm going to be very brief because my questions have been asked and answered. I look forward to witnessing your progress as we move forward. Thank you.

Jin Kang:

Great. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Operator:

Once again, everyone, that is star, one to ask a question. We'll hear from J. R. Cohen.

J. R. Cohen:

Hi, guys. Thanks for taking my question. Can you hear me?

Jin Kang:

Yes, we can hear you.

J. R. Cohen:

A while back, WidePoint undertook an initiative to target large banks in the hopes of using WidePoint's technology in mortgage markets, to certified documents mostly, mortgage applications, in order to overcome the problems they had prior to '08 fraudulent applications and so forth. Whatever happened to this issue?

Jin Kang:

I believe that was in our Cybersecurity practice. I think that there was some progress made with the financial institution, and I think we still are working with a couple of financial institutions, specifically our 401(k) vendor. Jim, you have more color to that, so if you could please provide that and where we are with those relationships.

James T. McCubbin:

Actually, this is going back several years, three, four, five years past, in which case, several mortgage lenders were trying to figure out how they could streamline and guarantee the paper trail of how everything was processing along. It worked to an extent and has been pretty much rolled into our credential offerings. But other technologies and other ways that they've been using to go and just move this all electronically has changed just somewhat. It was a relatively small opportunity that has grown somewhat, but has not been as meaningful, as anybody had hoped on the use of credentials in that area.

J. R. Cohen:

Well, when you say slightly deviate, they have about 17 million mortgage application in the US every year alone. So...

James T. McCubbin:

But we didn't see people and those vendors. We saw some trying to utilize credentials in tying down the paper flow, and we just didn't see a broad-based adoption of using credentials in doing that. We did witness a lot of lip service and a lot of people saying they wanted to do it, but when it came time to pony up the cost and the money to do it, a number of vendors have balked. In general, a number of vendors in our past history has said they wanted to do things that they just have not moved forward on because of either cost and/or other issues.

J. R. Cohen:

Right. I don't know if it's worth another nudge because I mean—and obviously, it applies to student loans and all sorts of other applications.

James T. McCubbin:

J.R., you would think you would be a great, burgeoning marketplace, but at the same time, we have witnessed—we're a bit jaded. A lot of people saying, "We want to do this. It's great." Then, when it comes time to actually pay for it, all of a sudden, you see a lot of lip service and no action.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

J. R. Cohen:

Right. But from your standpoint, the infrastructure is there. I mean, even if it's $0.25 or some sort of...

Jin Kang:

Right, right. Hey, J.R., we could definitely offer it up at a lesser price, but again, the whole idea of our Certificate-on-Device is that there has to be what we call a consumer of the certificate. Until the bank decides that they're going to use that certificate for their loan processing, and they have to actually create new applications to accept those certificates—and so to echo Jason's comments earlier, in that there is very slow adoption of that capability.

Operator:

Your next question will come from Sam Donaldson.

Samuel Donaldson:

Gentlemen, thanks very much for all three of our top Management showing up today and presenting what sounds like a very positive outlook. For those of us who can hardly understand how to use all the gadgets on an iPhone, I must tell you that a lot of the terminology and a lot of the things about platforms are not something that I'm capable of parsing. But I am capable of parsing something which, as we South Westerners say, is the burr under the saddle. That is called Coast Guard, a division of the United States government. You've been very successful with Homeland Security, obviously, and with other federal agencies. I do not understand how, over two years, it's been one thing after another after another. Then, when it looked like it was going to happen, did not happen with the Coast Guard. Can you explain to me in pretty simple terms, anyone, A, "Hang in there," says Jason. What is there now that suggests to us who've been sitting here hanging in that there's any more possibility that has come through now than ever before? If you think there is that possibility, why do you think it, gentlemen?

Jin Kang:

Yes. Sam, thank you for that question. I mean, it's that $6 million question, right? But as you know, in the federal government, the wheels of government turn very, very slowly. But they say it grinds very fine, and so we're hoping that we're at the end of that grind. The last e-mail that we received from our government contracting officer's representative, last week—essentially, what we received was, "You will be receiving a request for a quote in the next few days." It's been a few days. It's not a matter of if, but a matter of when, and we feel optimistic about having the RFQ come in, in the third quarter.

Samuel Donaldson:

What does the quote mean? What is the quote? We've quoted them what we wanted to charge them and all of that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Jin Kang:

Sure. The way that it works is that we won the contract, and it's a single-award IDIQ contract. Essentially, what that means is we'd agreed on the parameters of all of the contractual terms, and then the Coast Guard decides. They say, "Okay. Well, we want to have management services for iPhones." Well, that's $5 per iPhone. Then, the Coast Guard has to tell us how many iPhones they think that they have. When they say, "Give me a quote for 5,000 iPhones," we turn around and we provide them the same terms and conditions and a quote for management of those phones. That's a very simplistic term, but that's essentially the process. They will ask for a quote from us for the management of their mobile devices, and Frank Pedras, who is our contracting officer representative, has told us that we will be receiving a Request for Quote in a few days. That's the best intelligence that we have at this time.

Samuel Donaldson:

Well, I'm going to say it, and I don't want to take up too much of your time on this, but again, it's the burr under my saddle, a Request for a Quote sounds like the beginning of a process, in which when you give them the quote. Now wait just a moment. Now, let's talk about this, that and the other. Look, I hope you're saying you really mean you think it may be the end of a process.

Jason Holloway:

Sam, Jason Holloway. As I stated in my opening remarks, I've been a Shareholder now for six years, and I've been with the Company now, what, 18 months. I can assure you that when I used to sit on the sidelines as a Shareholder and listen to these calls, I had the same burr. When I came into the Company, one of the first things I said is, "Come on. I mean, you guys have got to be kidding me. What in the world is taking so long? And what do all of these different acronyms mean?" Because I can clearly understand how RFQ quote can definitely drive everybody on this call nuts by saying, "Hey, they're just in the very beginning stages." That actually cannot be further from the truth. Jin will keep me honest as I try to get as layman as possible because I'm obviously a novice in terms of understanding federal lingo, okay? But all of the parameters, as it relates to the relationship between the Coast Guard and WidePoint, have already been defined. There's this giant scope that already exists and the 2 parties have agreed to. When they say, "Okay"—so here's this giant agreement, and it's filled with phases and all of this different stuff, when they say, "Okay, we're ready for a chunk of what's already been agreed to," that's when they will send out what's called a Request for Quote. It's already been packaged in, approved and all of that good stuff. I wish that they didn't call it Request for Quote because it drives me insane as well, but that's the terminology, okay? All of the hard work is done, the parameters are agreed to, the scope is in there, and then when they start biting it off, little by little to actually do it, that's Request for Quote.

Jin Kang:

Right. And the good news is, Sam, is that the only company that will be getting that Request for Quote is WidePoint.

Samuel Donaldson:

I appreciate the explanation. By the way, Jin, it’s the mills of the Gods that grind exceedingly fine, and I’ve often thought I wish God would take a hand in this. I'm going to end by just saying congratulations to the new Management team; to you, Jin, in your new post; and to Jason; and of course, my good friend, Jim McCubbin, whom I continue to have great confidence. I understand some of your mathematics that you try to explain to us. I am encouraged, and I believe you'll do the job. Certainly, god-willing, I hope so.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Operator:

We'll go back to Jim Kennedy with Marathon Capital Management.

James Kennedy:

Hey guys, follow-up for you. Listen, I wanted to follow up on Sam's burr and make sure it doesn't turn into a grenade under his saddle. You mentioned that this contract comes up for, I guess, either renewal or it goes back out for bid in December. Can you talk a little bit about that process relative to the discussion you just had? Is there a possibility that you provide some numbers here, and then all of a sudden in December, everybody says, "Wait a minute, guys. This is going back out for discussion. Therefore, we can't make a decision until we've chosen the new people or a new door?"

Jin Kang:

Right. Yes, there's a lot of nuances to that, and I'll try to answer all of the questions that you've asked there. First is that the contract is coming up for renewal at the end of this year. Most likely, what they will do is release what they call a Sources Sought or a draft RFP. They have to have the new contract in place by December 2018. They'll start the process of recompete at the end of this year. A good part of this is that the current customers that we have on the contract can extend all of their task orders underneath the contract vehicle for a 12-month period beyond the end of Period of Performance which is December of 2018. Conceivably, the contract work can go out until December of 2019.

James Kennedy:

Yes, yes. That was a great explanation.

Jin Kang:

Right. But they will go out for the recompete, but the good news is, is that we have been in the incumbency for now, going on four years, and we have differentiators within our software, as Jason mentioned, the security authority to operate that we will be receiving here shortly that our competitors cannot meet. We will try to couch the solicitations so that all of our differentiators become core functionality that the competitors have to meet, so we can sort of knock out our competitors.

James Kennedy:

Very good. Thank you for the explanation.

Operator:

At this time, I would like to turn the conference back over to the Management for any additional or concluding remarks.

Jin Kang:

Okay. Thank you, Operator. I'd like to thank all of you for joining us today on our second quarter call, and we look forward to talking to you all next—on our third quarter call in November. We appreciate everyone being here today, and we look forward to your continued interest and support of WidePoint and its future. Thank you very much. Have a great evening.

Operator:

Ladies and gentlemen, that does conclude today's presentation. We do thank everyone for your participation. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com